Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-64937), (No. 333-42415), (No. 333-55482), and (No. 2-98221) of the Waters Instruments, Inc. 1995 Stock Option Plan, 1997 Associates Stock Purchase Plan, and the 1985 Incentive Stock Option Plan, respectively, of our report dated August 6, 2004, except as to Note 5 as to which the date is September 15, 2004, on the financial statements of Waters Instruments, Inc., which report appears in the Annual Report on Form 10-KSB for the year ended June 30, 2004.

/s/ PricewaterhouseCoopers LLP
PRICEWATERHOUSECOOPERS LLP

Minneapolis, Minnesota
September 20, 2004